Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
          This is an amendment to the agreement between National Investment Services, Inc. (“Company”) and Robert J. Siefert (“Executive) dated March 31, 2008 (the Original Agreement”). Unless otherwise set forth in this agreement, the Original Agreement shall remain fully effective, and terms defined in the Original Agreement will have the same meaning in this Amendment.
          1. Effective January 1, 2010, Executive will perform a reduced workload and will continue as President and Chief Investment Officer of the Company until the Company’s Board requests him to resign one or both of such positions and to assume the position of Managing Director or another commensurate position. Executive will be permitted to perform part-time work for others, provided the work is approved by the Board in advance. So long as the work does not interfere with Executive’s performance of duties hereunder and is not injurious to the Company or its affiliates, the Board’s consent will not be unreasonably withheld.
          2. The Term of Executive’s employment will extend until June 30, 2013 and will expire on that date unless further extended by the parties hereto. In the event of Executive’s termination prior to that date in accordance with section 5.2 of the Original Agreement, Executive shall be entitled to the balance of the Base Salary that would have been paid to Executive through the end of the Term — June 30, 2013.
          3. Executive’s Base Salary shall be $150,000 per year commencing January 1, 2010, and shall be $50,000 for the six month period ending June 30, 2013. Executive will also be eligible for the Company’s standard marketing compensation, provided any prospects are approved in advance. Marketing compensation will be payable for a period of three years following commencement as to a given piece of business, in the event Executive’s employment continues through June 30, 2013, and less than three years’ compensation has been paid at that time.
          4. Section 6.4 of the Original Agreement shall apply upon Executive’s termination of employment for the period following such termination through April 1, 2013. If Executive’s employment terminates prior to that date, the following provisions will apply after April 1, 2013 and for any termination on or after April 1, 2013, section 6.4 of the Original Agreement will not apply and the following provisions will apply.
          A. Nonsolicitation of Clients and Prospects. Executive acknowledges that Executive will, during the course of Executive’s employment with the Company, obtain or acquire knowledge of Proprietary Information, which knowledge may, in the event Executive were to become employed by or associated with a Competing Business, provide invaluable benefits to such Competing Business and may cause irreparable harm to the Company. To protect this and other legitimate business interests of the Company, Executive agrees that during the Term and for a period of 18 months following the expiration or termination of the Term, Executive shall not directly or indirectly:
               1. solicit or invest in, own, manage, operate, finance, control or participate in the ownership, management, operations, financing or control of, render services or advice to, or otherwise assist any person or entity (except the Company or any Subsidiary) who or which solicits for a Competing Business the business of any person or entity who or which is a Client (or any successor thereto) or a prospective customer or client of the Company or any Subsidiary or to which the Company or any Subsidiary have made Substantial Sales Efforts in the 18 month period prior to the expiration or termination of the Term; provided, however, that the foregoing shall not prohibit Executive from purchasing or otherwise acquiring, and holding, any class of securities of any enterprise (as a passive investment and without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act and represent less than five percent (5%) in value of the outstanding securities of such enterprise; or
               2. otherwise induce or attempt to induce (or assist any other person or entity in inducing) any Client to cease doing business with the Company (or any Subsidiary), or in any way interfere with the relationship between any Client and the Company or any Subsidiary.
               For purposes hereof:
               (a)“Substantial Sales Efforts” means marketing or sales activities undertaken on behalf of the Company or any Subsidiary in an effort to secure foreseeable business opportunities with a prospective customer, provided that such efforts (1) enjoy a reasonable prospect of success and (2) include either (A) multiple in person, written or email communications or (B) the preparation of a quotation or proposal made in connection with an on site visit.
               (b)“Competing Business” means any business, enterprise, employment, or investment management or advisory service (whether as sub-adviser, adviser or otherwise) that competes in any Designated Field with the Company or any Subsidiary (or any successor thereto) in their business of providing asset management, investment advisory and related services.
               (c)“Designated Field” means the provision of discretionary, non-discretionary or other portfolio management or investment advisory services (whether as adviser, subadviser, or otherwise, and whether in the form of model portfolios, discretionary management or otherwise) with respect to any account, fund, pooled investment vehicle or other product or service (whether registered or exempt from registration under the Investment Company Act of 1940, as amended).
               (d)“Subsidiary” means any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through owners of voting securities, by contract or otherwise.
               (e)“Client” means each of the investment advisory, advisory or subadvisory clients (including, without limitation, SMA Account clients and the ERISA clients) of the Company and Subsidiaries. Without limiting the foregoing, “Client” shall also include wrap program sponsors and any other person or entity considered to be a “client” of the Company or any Subsidiary as that term is defined in the Investment Advisors Act of 1940, as amended.
          B. Nonsolicitation of Employees. Executive agrees that during the Term and for a period of 18 months following the expiration or termination of the Term, Executive shall not solicit, hire, employ or otherwise engage (or assist any other person or entity in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, consultant or otherwise, any employee of the Company or any Subsidiary, or induce or assist any other person or entity in inducing any employee of the Company or any Subsidiary to terminate his/her employment with, or otherwise cease his/her relationship with the Company or any Subsidiary; provided, however, that such obligation shall not prohibit advertisements of a general nature which are not targeted to the Company’s or Subsidiary’s employees.
          C. Permitted Activities. Notwithstanding anything to the contrary set forth in Sections 4.A and 4.B, in no event shall Executive be deemed to be restricted from (a) providing investment advisory services to individual members of Executive’s immediate family (including trusts of which they are the sole beneficiaries) for which no advisory fee is paid; (b) acting as trustee for trusts, and providing investment advisory services to not-for-profit clients for which no advisory fee is paid; (c) taking on charitable and non-profit endeavors and teaching positions and writing and publishing books and/or journal articles; and (d) attending conferences and participating in panel discussions on investment advisory services.
5. Notices shall be sent as follows:
If to Executive, to the last address for the Executive on the books and records of the Company:
If to the Company, to:
National Investment Services, Inc.
777 East Wisconsin Avenue, Suite 2350
Milwaukee, WI 53202
Attention: Chief Executive Officer
Facsimile: (414) 765-1999
     IN WITNESS WHEREOF, this Agreement has been duly executed as of the 11th day of November, 2009.

National Investment Services, Inc.
By:	/s/ Robert Kelly
Its:CEO

Executive:
/s/ Robert Siefert
Name:	Robert J. Siefert

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